                                                                EXHIBIT 10.51


Via Facsimile - 313/525-7804                            February 4, 1997
----------------------------

Mr. Gary Lockwood
President
Princeton Dental Management Group
c/o Mason Dental Laboratories
12752 Stark Road
Livonia, Michigan  48150

        Re:     Sale of Assets of Dental Team of Delray Beach

Dear Mr. Lockwood

        The purpose of this letter is to outline the terms and conditions under which I or my P.A. will purchase and Princeton Medical Management Southeast, Inc., Princeton Dental Management Corporation, and Florida Dental Team, Inc., will sell all of the dental practice assets of the business know as "Dental Team of Delray Beach." The following represents our agreement and final offer which must be accepted by you in writing no later than 5:00 p.m. eastern time, February 5, 1997. If not accepted by you by that time, this offer is revoked.

        I. ASSETS. All tangible and intangible assets of Dental Team of Delray Beach dental practice, including but not limited to, equipment, supplies, inventory, patient lists, patient records, insurance contracts, accounts receivable, business records, employment agreements, furniture, fixtures and supplies all as a going concern. Accounts receivables collected by you after closing and related to the practice shall be immediately turned over to us. All assets shall be sold free and clear of all liens, claims and encumbrances. You will release me from the post-employment restrictions on my right to practice contained in my Employment Agreement. The parties acknowledge that Drs. Braiman and Strauss and

Mr. Gary Lockwood
February 4, 1997
Page 2

Amsterdam Equities Limited have security interests in the assets. All parties agree to cooperate in obtaining the removal of these liens.

                You agree, that within 24 hours of your acceptance of this offer, you will transfer Jayne Kaplan back to the Delray office, and she will remain there until the closing performing all duties in her job description, at which time she will be employed by me. Also, I will have a right, but no obligation, to employ the following current staff at the Delray office:

                                Theresa Toth
                                Dawn Tinari
                                Tammy Brammer
                                Pam Mendenhall
                                Dorothy Wenger
                                Senovio Mendoza
                                Desmond Salmon
                                Laura Demsky
                                Constanea Rios
                                Valerie Fortjon
                                Eileen Strong
                                Jane Krason
                                David Pyner - Part-Time
                                Robert Demick - Part-Time

Upon closing, Princeton intends to terminate all listed employees except those with part-time employment relationships at other Princeton offices.

        2. LIABILITIES. Except as specified below, we will assume no liabilities of the dental practice. We will assume obligations accruing after the closing date under executory contracts with personnel, and will assume obligations to personnel for paid time off accrued prior to closing. All debts and liabilities of the practice accrued as of the closing date will be assumed and paid by you, except I shall be responsible for paying no more than $32,282.31 to Henry Schein Dental Supply and $20,166.70 to A&C Dental Laboratories and I shall be responsible for completing all pre-paid cases that the office was handling. As quickly as collections permit, but in no event later than 90 days of closing, I will place the funds for Schein and A&C in escrow with my attorney who will coordinate with yours to arrange a payment plan or settlement. No funds will be removed from escrow without our mutual

Mr. Gary Lockwood
February 4, 1997
Page 3

consent. If a pay-out plan on these liabilities that incorporates a discount is negotiated, we will share in that discount on an equal basis.

        3. CERTAIN TAXES. You will pay current as of the date of closing all tangible and intangible taxes related to the dental practice and its assets. You will also pay current as of the date of closing, all state and federal payroll taxes, including but not limited to, Medicare, unemployment, and Social Security.

        4. FRINGE BENEFITS. You will pay current through the date of closing all accrued but unpaid 401(K) deposits for all employees in the dental practice. All employment agreements with you will be paid current in all respects as of closing date, and will be terminated at closing.

        5. INSURANCE. You will pay current through the date of closing all insurance premiums, if any, for worker's compensation insurance, disability and medical insurance for personnel, and overhead contribution insurance. You will similarly pay current through the date of closing all premiums related to the building occupied by the practice.

        6. BUILDING RENT. All rent will be paid by you through the date of closing. I will assume all obligations for rent payments thereafter.

        7. RECORD KEEPING. We will maintain in the ordinary course of business all prior business records of the practice and provide access to you. If after closing, you require access to such records for any purpose, you shall pay to us the sum of Fifteen and No/100 Dollars ($15.00) per hour per person employed by us to assist you in compiling, duplicating, and mailing said records, plus out-of-pocket duplication or mailing costs. Likewise, you may impose the same charges for providing me with business records which I request from you.

        8. LEGAL FEES. We will each pay our own legal fees incurred by us in this transaction.

        9. PURCHASE PRICE. The purchase price for this transaction shall be One Hundred Sixty-Five Thousand and No/100 Dollars ($165,000.00). It shall be paid as follows: month to month forgiveness of your obligations to pay me Four Thousand Thirty-Three Dollars and Eighty-Five Cents ($4,033.85) per month pursuant to the acquisition promissory note and any novation thereof for a period of 41 months beginning February 28, 1997 through July 30, 2000.
Interest on those notes will not accumulate during this period. Thereafter and only

Mr. Gary Lockwood
February 4, 1997
Page 4

thereafter, your obligation to pay on the acquisition promissory note will be reinstated. The purchase price represents the following with respect to respective values:

                        Equipment -                     $60,000.00
                        Patient Files -                 $20,000.00
                        Release from Non-Compete -      $20,000.00
                        Phone Number -                  $10,000.00
                        Supplies & Inventory -          $20,000.00
                        Good Will -                     $30,000.00

I agree to cooperate in any future sales of Dental Team assets and to deliver the appropriate security releases without demand for additional payment so long as the balance due on my acquisition promissory note remains adequately secured.

        10. INDEMNIFICATION. You agree to indemnify and hold me and my P.A. harmless from and against any and all liabilities, claims, obligations, debts and accounts payable related to the practice with the exception of those liabilities expressly assumed by me in this Agreement, and any and all costs or expenses, including reasonable attorney's fees, including those incurred by us in enforcing this indemnification obligation, as may be incurred by us as a result of any breach by you of this Agreement. I agree to indemnify you for any action or inaction by me which is a breach of this Agreement. Nothing in this Agreement is intended to release us from our mutual obligations to indemnify each other as set forth in my Employment Agreement and Management Agreement. However, I release you from any claims for back wages pursuant to my Employment and Management Agreement. Neither party will be indemnified or held harmless for actions caused by their wilful misconduct or gross negligence. The release for back wages pursuant to the Employment and Management Agreements includes all claims for any monies which may be due under those agreements, regardless of whether characterized as wages.

        11. DUE DILIGENCE. You shall immediately provide us with such information and records as we shall reasonably request to determine accounts payable, accounts receivable, liabilities, and other expenses of the practice, and to determine the nature and existence of the practice assets, executory contracts, financial affairs and related matters.

        12. BOCA OFFICE. I agree to work as an independent contractor in your Boca office, and to execute a separate agreement to that effect so long as the following terms are included:

Mr. Gary Lockwood
February 4, 1997
Page 5

        a) work on Mondays subject to change or additional days if mutually agreed;

        b) compensation formula of collections minus 35% of associated lab fees, multiplied by 35%;

        c) I will agree to use your lab so long as it is less expensive than others available to me; and

        d) no restriction on my right to continue practicing in Delray, but I agree not to actively solicit employees or patients of the Boca office to move to the Delray office.

        13. CLOSING. Closing shall occur on February 5, 1997, in Palm Beach County, Florida. Time is of the essence. Failure to close by said date shall render this Agreement null and void, and of no further force or effect.

        If these terms are acceptable to you, please indicate your acceptance by signing this letter below and returning it to us. Once signed, this letter shall be legally binding on each of us.

        Thank you for your consideration.

                                                Sincerely,


                                                Richard J. Staller
                                                ------------------------------
                                                Richard J. Staller


ACCEPTED BY:

Gary Lockwood
----------------------------------
Gary Lockwood, as President of the
aforesaid Princeton entities

Dated: 2/5/97